EXHIBIT 99.1

NEWS RELEASE	For immediate release

California Resources Corporation Acquisition
Consolidates Interests in Elk Hills Field
LOS ANGELES, April 9, 2018 – California Resources Corporation (NYSE: CRC) today announced that it has executed and closed a purchase and sale agreement with Chevron to acquire the remaining working, surface and mineral interests in the 47,000-acre Elk Hills field in the San Joaquin Basin of California. Consolidating sole ownership of the Elk Hills field, CRC paid cash consideration of $460 million and issued 2.85 million CRC common shares to Chevron, subject to customary post-closing adjustments. The effective date of the transaction was April 1, 2018.
Todd Stevens, President and Chief Executive Officer, stated, “This acquisition is a natural fit that immediately accretes value to CRC, improving our cash flow and credit metrics. With a surface area larger than Washington, D.C., the Elk Hills field is our flagship asset. We have operated this field for over 20 years and have developed a deep knowledge of the geology and strong operational expertise to deliver robust value from this asset. We intend to apply this know-how to our newly acquired position, as well as transfer learnings and efficiencies to enhance CRC’s assets across California. We would like to thank Chevron for their partnership over the past 20 years. Acquiring sole ownership of such a prolific field is an ideal use of proceeds from our recent midstream joint venture transaction, adding both immediate production and cash flow, while providing for quick synergies and tremendous long-term development opportunities.”
The acquisition includes Chevron’s non-operated working interests ranging between 20% to 22% in different producing horizons within the Elk Hills field. In 2017, the acquired interests produced approximately 13,300 barrels of equivalent (BOE) per day with 46% oil and 9% natural gas liquids. CRC estimates that if it had owned 100% of the field last year, these interests would have added approximately 64 million BOE of proved reserves at year-end 2017, of which approximately 75% are considered proved developed. CRC estimates that these interests would have generated approximately $100 million of annual operating cash flow in 2017 assuming current prices.

CRC now owns Elk Hills in fee simple, the most complete form of ownership, holding a 100% working interest and a 100% net revenue interest, as well as all surface lands in the Elk Hills field. The field has an estimated 8.5 billion BOE of original oil in place and 32 major producing zones currently identified. CRC expects to achieve approximately $5 million of annualized operational savings within six months of closing and approximately $15 million of additional synergies within the next 18 months as it streamlines processes and leverages its substantial infrastructure already in place. Elk Hills is CRC’s lowest cost operating area and with a 100% ownership interest would have accounted for approximately 43% of its 2017 pro-forma production. Because of the low operating costs at Elk Hills, this acquisition will immediately reduce CRC’s corporate per unit production costs by approximately $0.55 per BOE, in addition to lowering general and administrative costs by about $0.20 per BOE. Additional information regarding the transaction described above is available in CRC’s latest corporate presentation on the “Earnings and Presentations” page in the Investor Relations section on www.crc.com.

About Elk Hills Field

The Elk Hills Field is a world-class onshore asset located 20 miles southwest of Bakersfield in Kern County. The field, covering nearly 75 square miles, was discovered in 1911 and has produced over 2 billion barrels of oil equivalent (BOE), making it one of the most productive fields in the United States. During 2017, we produced 48,000 BOE per day (37 percent of CRC’s total production) on average from our 3,000 wells at Elk Hills. At year-end 2017, CRC’s approximate 78% interest in Elk Hills had proved reserves of 206 million BOE, of which 75% are considered proved developed. Elk Hills is the largest natural gas and natural gas liquids field in California, generating over half of the state’s natural gas production.

About California Resources Corporation

California Resources Corporation is the largest oil and natural gas exploration and production company in California on a gross-operated basis. The Company operates its world class resource base exclusively within the State of California, applying complementary and integrated infrastructure to gather, process and market its production. Using advanced technology, California Resources Corporation focuses on safely and responsibly supplying affordable energy for California by Californians.

Forward-Looking Statements
This release contains forward-looking statements that involve risks and uncertainties that could materially affect our expected results of operations, liquidity, cash flows and business prospects. Such statements include those regarding our expectations as to future: financial position, liquidity, cash flows and results of operations; business prospects; transactions and projects; operating costs; operations and operational results including capital investment and expected VCI; and budgets.
Actual results may differ from anticipated results, sometimes materially, and reported results should not be considered an indication of future performance. While we believe the assumptions or bases underlying our expectations are reasonable and make them in good faith, they almost always vary from actual results, sometimes materially. Factors (but not necessarily all the factors) that could cause results to differ include the factors discussed in “Risk Factors” in our Annual Report on Form 10-K available on our website at www.crc.com.
Words such as "anticipate," "believe," "continue," "could," "estimate," "expect," "goal," "intend," "likely," "may," "might," "plan," "potential," "project," "seek," "should," "target, "will" or "would" and similar words that reflect the prospective nature of events or outcomes typically identify forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.
Contacts:

Scott Espenshade (Investor Relations) 818 661-6010 Scott.Espenshade@crc.com	Margita Thompson (Media) 818 661-6005 Margita.Thompson@crc.com

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